Exhibit 99.1

AmpliPhi Biosciences Corporation 4870 Sadler Road Glen Allen, Virginia 23060
Press Release

AmpliPhi Biosciences Announces M. Scott Salka as New CEO

Biotechnology entrepreneur brings extensive business development and fundraising expertise to leading bacteriophage-based antibacterials company

San Diego and Richmond, VA, USA, Ljubljana, Slovenia, and Sydney, Australia, April 30, 2015 – AmpliPhi BioSciences Corporation (OTCQB: APHB), a global leader in developing bacteriophage-based antibacterial therapies to treat drug resistant infections, today announced that Scott Salka has been appointed as the new CEO. Mr. Salka will replace Interim CEO and Chairman of AmpliPhi, Jeremy Curnock Cook, effective May 18. Mr. Curnock Cook will remain in his role as Chairman.

“Mr. Salka’s leadership will enable AmpliPhi to execute on its mission to develop innovative therapeutic solutions aimed at the growing problem of combating antibiotic resistant bacterial infections,” said Mr. Curnock Cook. “His extensive experience in building biotech companies with a focus on technology development and discovery will accelerate the progress of our bacteriophage candidates towards the clinic, and his skill set, combined with over 25 years of experience, will further strengthen AmpliPhi’s position in this exciting field.”

Since 2010, Mr. Salka has served as CEO of Aspyrian Therapeutics Inc., a company focused on developing near-infrared photoimmunotherapy (PIT) therapies. Prior to this role, he was the CEO of Ambit Biosciences (acquired by Daiichi Sankyo in 2014). During Mr. Salka’s tenure at Ambit, a company developing treatments for oncology, autoimmune and inflammatory diseases, he was responsible for transforming the company from a service contract business to a fully capable drug discovery and development enterprise. Prior to joining Ambit in 2001, he served as the President and Chief Executive Officer of two privately held genomics companies, Arcaris, Inc. and 454 Corporation (sold to Roche in 2007). He also previously co-founded one of the first commercial genomics companies, Sequana Therapeutics, Inc., a pioneer in the effort to commercialize the international Human Genome Project.

Mr. Salka will be based in San Diego in his role as CEO. He is currently a board member and professor of entrepreneurship at San Diego State University College of Business Administration, and will continue to serve as a board member of Aspyrian Therapeutics Inc. He also previously served as a director and chairman of the audit committee for Sorrento Therapeutics. Mr. Salka received his M.B.A. from Carnegie Mellon University and his B.S. in finance from San Diego State University.

“I am excited to have been selected as CEO of AmpliPhi at this important time in the company’s history,” noted Mr. Salka. “With a strong proprietary technology platform, first-in-class cGMP manufacturing capabilities and excellent lead pipeline candidates for addressing a major global health problem, AmpliPhi is strongly positioned to bring new therapies for treating deadly bacterial infections to market. I am eager to join the executive leadership team during what will surely be a critical growth period for not only the company but also the industry.”

AmpliPhi is advancing three pre-clinical programs in methicillin-resistant Staphylococcus aureus (MRSA), Pseudomonas aeruginosa infections in Cystic Fibrosis and Clostridium difficile.

About AmpliPhi BioSciences

AmpliPhi BioSciences Corporation (OTCQB:APHB) is a biotechnology company focused on the development and commercialization of novel bacteriophage-based antibacterial therapeutics. The Company's product development programs target infections that are often resistant to existing antibiotic treatments. AmpliPhi is collaborating with a number of leading organizations, including Intrexon Corporation (NYSE:XON), the U.S. Army, The Royal Brompton Clinic in London, UK and UK-based University of Leicester, to rapidly advance bacteriophage-based therapies.

For more information, visit www.ampliphibio.com.

AmpliPhi Biosciences Corporation 4870 Sadler Road Glen Allen, Virginia 23060
Press Release

About Bacteriophage

Bacteriophage are naturally occurring viruses that are highly specific for the bacterial hosts they infect. They can rapidly kill their host, amplifying themselves in the process. Bacteriophage are unaffected by antibiotic resistance and are able to disrupt bacterial biofilms. Such biofilms are a major line of defense for bacteria, contributing to antibiotic resistance. Bacteriophage are able to penetrate biofilms and replicate locally to high levels, to produce strong local therapeutic effects.

Forward Looking Statements

Statements in this press release about the potential use of bacteriophages to treat bacterial infections, including infections in biofilms and infections that do not respond to antibiotics, the development of bacteriophage-based therapies and AmpliPhi’s clinical, research and development plans are forward looking statements subject to risks and uncertainties, including without limitation the risk that the Company will not be able to commence clinical trials or complete IND-enabling studies as expected, that the clinical trials will not be successful, that further development of the Company’s products will require extensive and expensive nonclinical and clinical testing, may not be safe or efficacious, and may not be approved for marketing by the United States Food and Drug Administration or any foreign regulatory agency. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to AmpliPhi’s business in general, see AmpliPhi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended, filed with the Securities and Exchange Commission (SEC) on April 15, 2015.

For more information regarding AmpliPhi please contact:

For further information please contact
Company and Investor relations:	Media relations (USA)	Media Relations (ROW)
Baxter Phillips III Chief Business Officer +1-804-754-5442 bfp@ampliphibio.com	Danielle Lewis/Fern Lazar Lazar Partners + 1 212-867-1762 ampliphi@lazarpartners.com	Gemma Howe/Sue Charles Instinctif Partners +44 (0)20 7457 2020 ampliphi@instinctif.com